                                                                   EXHIBIT 10.28


                            [LETTERHEAD OF AUDIBLE]


Mr. Andrew J. Huffman
18 Grasmere Lane
Nashua, NH 03063


February 12th, 1998


Dear Andy,

This is the single most important action we've taken since we started the company. On a personal plane, we're more excited about this than anything else we have done. We -- our management team and our Board -- are tremendously impressed by your experience, your intellect, your competitiveness and your integrity. We are convinced that under your leadership, Audible will soar to great success.

Here's a summary of our employment offer, with details following after:

          . You will become Chief Executive Officer, President and a member of the Board.

          . You will have the right to purchase 1,000,000 shares of common stock at $0.40/share.

          . You will be paid $180,000/year, with an annual bonus of $90,000 paid quarterly.

          .    You will be enrolled in the company's benefits programs.

          .    We will cover relocation costs up to $20,000.

          .    You will agree to commence work no later than March 2nd, 1998.

          . We'd like your acceptance by close of business on February 13th, 1998.

And here are the details:

Stock purchase: the stock purchase offer is subject to our standard stock purchase agreement with it's attendant tax and Rule 144 advantages over a stock option plan. You have the right to purchase the shares immediately on employment, and the price of the shares is payable in cash, by a company-held promissory note or by a combination of both. The agreement gives the company a dwindling repurchase right, which is effectively equivalent to a conventional 50 month cliff vesting program, such that the company loses the right to repurchase 12% of the stock six months after you commence employment, and 2% each month thereafter.

Accelerated vesting: our standard stock purchase agreement provides for automatic vesting of 50% of unvested shares in the event of a sale or merger of the company prior to full vesting. It also provides that, at the time of the transaction, additional accelerated vesting can be approved by the Board.

Quarterly bonus: we believe in a strong, results-oriented company culture and to emphasize that, we have a performance-based, cash compensation plan for executives and senior managers. Every quarter you will propose, for approval by the Board compensation committee, a set of measurable objectives. At the end of the quarter, and based on accomplishments against those adjectives, you will recommend your bonus amount, again for approval by that committee.

Benefits: the company has a standard health plan and will cover 100% of your premium and 50% of your dependents' premiums. The time-off policy is 15 days of paid leave a year (sick, mental health or vacation time) and 7 holiday days. The company will also pay 25% of your annual membership at a health club close to our offices.

Non-disclosure agreement: our various preferred stock agreements require that all employees sign the company's standard non-disclosure agreement.

Severance: the company has no standard severance policy, but in your case will provide for six months salary and benefits continuation in the event of termination without cause.

Preferred liquidation preferences: in essence, the preferred shareholders have simple, not participating preferred, liquidation preferences on their paid-in capital. As an example, in the event of a sale or merger with $18M paid-in capital and 12M shares split 50/50 between common and preferred: if there were proceeds up to $36M, the first $18M would be paid to the 6M preferred and any excess over that would be shared by the 6M common; if the proceeds were over $36M, the preferred would convert into common and all proceeds would be shared by all 12M shares.

That's it. We can't wait for you to get started and your signature below indicates you feel the same way.

Onward!




-----------------------------
Timothy Mott
Chairman


/s/ DONALD KATZ
-----------------------------
Donald Katz
Current CEO and President


So agreed:


/s/ ANDREW J. HUFFMAN                 * acceptance contingent on the successful
-----------------------------           completion of $5M + round of financing
Andrew J. Huffman


WASHI/196275
24854-6